Exhibit 21.1
SUBSIDIARIES OF REGISTRANT AT DECEMBER 31, 2017

The following are significant subsidiaries of GSE Systems, Inc. as of December 31, 2017 and the states or jurisdictions in which they are organized.  GSE Systems, Inc. owns, directly or indirectly, at least 99% of the voting securities of substantially all of the subsidiaries included below.  The names of particular subsidiaries have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute, as of the end of the year covered by this report, a "significant subsidiary" as that term is defined in Regulation S-X under the Securities Exchange Act of 1934.

Name	Place of Incorporation or Organization

GSE Systems Engineering (Beijing) Company, Ltd	Peoples Republic of China
GSE Power Systems AB	Sweden
GSE Process Solutions, Inc.	State of Delaware
GSE Services Company L.L.C.	State of Delaware
GSE Systems Ltd.	United Kingdom
GSE Performance Solutions, Inc.	State of Delaware
EnVision Systems (India) Pvt. Ltd.	India
Hyperspring, LLC	State of Alabama
Absolute Consulting, Inc.	State of Florida